Exhibit 99.k.(ii)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

AGREEMENT made as of the 1st day of June, 2010 by and between Invesco Prime Income Trust, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter called the “Fund”), and Invesco Advisers, Inc., a Delaware corporation (hereinafter called the “Administrator”)

WHEREAS, The Fund is engaged in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, The Fund desires to retain the Administrator to render administrative services in the manner and on the terms and conditions hereafter set forth; and

WHEREAS, The Administrator desires to be retained to perform services on said terms and conditions:

NOW, THEREFORE, this Agreement

W I T N E S S E T H:

That in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Administrator agree as follows:

1.           The Fund hereby retains the Administrator to act as administrator of the Fund and, subject to the supervision of the Trustees, to supervise the investment activities of the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Administrator shall:

(i)           provide the Fund with the maintenance of certain books and records, such as journals, ledger accounts and other records required under the Act, the notification to the Fund’s investment adviser of available funds for investment, the reconciliation of account information and balances among the Fund’s custodian, transfer agent and dividend disbursing agent and the Fund’s investment adviser, and the calculation of the net asset value of the Fund’s shares;

(ii)           provide the Fund with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operation of the Fund;

(iii)           oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent and dividend disbursing agent, as well as accounting, auditing and other services;

(iv)           provide the Fund with adequate general office space and facilities; and

(v)           oversee the preparation and the printing of the periodic updating of the Fund’s registration statement and prospectus, tax returns, and reports to its shareholders and the Securities and Exchange Commission.

2.           The Administrator shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Administrator shall be deemed to include persons employed or otherwise retained by the Administrator to furnish services, statistical and other factual data, information with respect to technical and scientific developments, and such other information, advice and assistance as the Administrator may desire. The Administrator shall, as agent for the Fund, maintain the Fund’s records and books of account (other than those maintained by the Fund’s investment adviser, transfer agent, registrar, custodian and other agencies). All such books and records so maintained shall be the property of the Fund and, upon request therefore, the Administrator shall surrender to the Fund such of the books and records so requested.

3.           The Fund will, from time to time, furnish or otherwise make available to the Administrator such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Administrator may reasonably require in order to discharge its duties and obligations hereunder.

4.           The Administrator shall bear the cost of rendering the administrative services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund who are also directors, officers or employees of the Administrator, and provide such office space, facilities and equipment and such clerical help and bookkeeping services as the Fund shall reasonably require in the conduct of its business. The Administrator shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Fund.

5.           The Fund assumes and shall pay or cause to be paid all other expenses of the Fund including without limitation: the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities or commodities and other property, and any stock transfer or dividend agent or agent appointed by the Fund; brokers’ commissions chargeable to the Fund in connection with portfolio transactions to which the Fund is a party; all taxes including securities or commodities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel and the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses for such purposes); all expenses of shareholders’ and the Trustees’ meetings and of preparing, printing and mailing proxy statement and reports to shareholders; fees and travel expense of Trustees or members of any advisory board or committee who are not employees of the Administrator of the Fund’s investment adviser or any corporate affiliate of either of them; all expense incident to the payment of any dividend or distribution program; charges and expenses of any outside service used for pricing of the Fund’s shares; charges and expenses of legal counsel, including counsel to the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund or the Administrator or the Fund’s investment adviser, and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; fees and expenses incident to the listing of the Fund’s shares on any stock exchange, postage, insurance premiums on property or personnel (including officers and Trustees) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operation unless otherwise explicitly provided herein.

6.           For the services to rendered, the facilities furnished, and the expenses assumed by the Administrator, the Fund shall pay to the Administrator monthly compensation determined by applying the annual rate of 0.25% to the Fund’s average daily net assets. Such calculation shall be made by applying 1/365th of the annual rate to the Fund’s net assets each day determined as of the close of business on that day or the last pervious business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Any amounts paid hereunder will be reduced by the amounts paid under that certain Master Administrative Services Agreement between the Fund and the Administrator.

7.           The Administrator will use its best efforts in the supervision and administration of the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Administrator shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Administrator or for any losses sustained by the Fund or its investors.

8.           Nothing contained in this Agreement shall prevent the Administrator or any affiliated person of the Administrator from acting as administrator for any other person, firm or corporation. Nothing in the Agreement shall limit or restrict the right of any Trustee, officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to the administration or other aspects of any other business whether of a similar or dissimilar nature.

9.           This Agreement shall remain in effect until Jun 1, 2011, and from year to year thereafter provided such continuance is approved at least annually by the Board of Trustees of the Fund; provided that such continuance is also approved annually by a vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party; provided, however, that the Fund, acting by majority vote of the Trustees, or the Administrator may, at any time and without the payment of a penalty, terminate this Agreement upon thirty days’ written notice to the other party. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

10.           This Agreement may be amended or modified by the parties by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

11.           This Agreement may be assigned by either party with the written consent of the other party.

12.           This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflicts with the applicable provisions of the Act, the latter shall control.

13.           The Declaration of Trust establishing Prime Income Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Prime Income Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officers, employee or agent of Prime Income Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Prime Income Trust, but the Trust Estate only shall be liable.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, as amended, on June 1, 2010 in Houston, Texas.

Attest:	INVESCO PRIME INCOME TRUST By: Name: Title:

Attest:	INVESCO ADVISERS, INC. By: Name: Title: